Exhibit 10.27

Investment Agreement of Guanke Guangdian Technology Park

Date:	March 31, 2006, supplemented on July 7, 2006.

Parties:	Guanke and the People’s Government of Jinjiang City

Term:	Ten years from July 7, 2006

The agreements:
Pursuant to this investment agreement, the government will provide water, electricity, and road access for Guanke to construct and develop its manufacturing facilities in the Guanke Technology Park.

Guanke agreed to invested at least US$50 million to develop Guanke Technology Park on the premises.

Guanke has the right to use a 418 mu (approximately 278,668 square meters) property, which consists of one parcel of 50 mu in Houjunkeng and another of 368 mu in Luoshan Houlin according to following terms: (i) the unit price for the land use right was RMB153,900 per mu subject to certain adjustment; (ii) within ten years from March 31, 2006, Guanke shall not transfer, assign, lease or change the nature of the land use right from industrial use to any other purposes; however, Guanke has the right to incur mortgage upon the land; (iii) Guanke is eligible for all the preferential policies promulgated by the People’s Government of Jinjiang City during the term of this investment agreement. This agreement could be amended or supplemented by mutual consent of both parties.

Governing law:	Laws of the People’s Republic of China.